OPERATING AGREEMENT

This Operating Agreement (the “Agreement”) is made and entered into as of this 12th day of August 2010, by and between FITT Highway Products, Inc., a Nevada corporation (“FHWY”) and F.I.T.T. Energy Products, Inc., a Nevada corporation (the “FITT”) (individually, a “Party”; collectively, the “Parties”).

RECITALS

WHEREAS, FHWY has a significant debt burden and is unable to raise capital from investors or to perform operating activities and;

WHEREAS, FWHY desires to have FITT, an unaffiliated corporation, raise capital and perform operating activities in connection with an energy shot product called “F.I.T.T. Energy With Resveratrol” and other related products (the “Products”) and;

WHEREAS, FITT desires to assist FHWY by raising capital from investors and performing operating activities for the Products.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the Parties hereby agree as follows:

1.         OPERATING SERVICES

Attached hereto as Exhibit A and incorporated herein by this reference is a description of services to be provided by FITT for FHWY (the “Operating Services”).  It is understood by the Parties that FITT, in connection with its performing the Operating Services for the Products, will own all inventory of the Products and will record in its books and records all profit or loss activity (sales, cost of sales, operating expenses, etc.) associated therewith.

2.         RAISING CAPITAL

FHWY has experienced extreme difficulty raising capital because of its significant debt burden and because potential investors insist that their investments be used solely for the production of the Products and for related sales and marketing activities.  FITT agrees to raise capital in order to perform the Operating Services for the Products.

3.         TERM OF AGREEMENT

This Agreement shall be in full force and effect commencing upon the date hereof and shall have a term of 24 months therefrom, unless the Agreement is extended by written agreement by both Parties (the initial term and any extensions being defined as the “Term”).  Either Party hereto shall have the right to terminate this Agreement without notice in the event of the bankruptcy, insolvency, or assignment for the benefit of creditors of the other Party.  FITT shall have the right to terminate this Agreement on 30 days notice for any reason whatsoever.

4.         ASSIGNMENT

During the Term of this Agreement, FITT shall have the exclusive right to perform the Operating Services for the Products.  Because FHWY has a significant debt burden, there may come a time when FHWY decides that continuing as a going concern is no longer in the best interest of its creditors and shareholders.  If such a determination is made, and FITT decides not terminate the Agreement in accordance with Section 3, FHWY agrees to assign all rights under this Agreement to FITT.

5.         TIME DEVOTED BY FITT

It is anticipated that FITT shall spend as much time as deemed necessary by FITT in order to perform its obligations hereunder.  FHWY understands that this amount of time may vary and that FITT may perform other services for other companies.

6.        PLACE WHERE SERVICES WILL BE PERFORMED

FITT will perform most of the Operating Services required by this Agreement at the FHWY offices currently located at 26381 Crown Valley Parkway, Suite 230, Mission Viejo, California 92691.  In addition, FITT will perform the Operating Services on the telephone and at such other place(s) as deemed necessary by FITT.

7.         INDEPENDENT CONTRACTOR

The Parties agree that FITT will act as an independent contractor in the performance of its duties under this Agreement.  Nothing contained in this Agreement shall be construed to imply that FITT, or any employee, agent or other authorized representative of FITT, is a partner, joint venturer, agent, officer or employee of FHWY, unless such person is working under an Employment Agreement with FHWY or has been hired as an employee of FHWY and FHWY consents to FITT using such person in its performance of the Operating Services.

8.         FUNDS DUE TO OR OWED BY FHWY

As of the effective date of this Agreement, an accounting will be prepared as to the net amount of monies owed by FHWY to FITT or by FITT to FHWY for advances made to date, and a note payable will be executed by the Party owing the net monies.

9.         FITT’S COMPENSATION PAYABLE TO FHWY

It is understood by the Parties that, in its performance of the Operating Services, FITT will own all inventory of the Products and will record in its books and records all profit or loss activity (sales, cost of sales, operating expenses, etc.) related to the Products.  As consideration for FHWY’s granting to FITT the opportunity to perform the Operating Services for the Products, FITT will pay FHWY $0.05 (5 cents) per bottle sold of the Products (the “Royalty”). The Royalty will first be applied to any amounts owed by FHWY to FITT as per Section 8 above, adjusted for subsequent net advances.  Once all net amounts owed by FHWY to FITT, if any, have been repaid, the Royalty will be paid directly to FHWY.

FITT has agreed with its investors that no part of their investment or cash flow derived from its performance of the Operating Services will be used to pay any creditor claims of FHWY. Therefore, it is expressly understood and agreed by the Parties that no investment or operating funds from FITT will be used to pay creditor claims of FHWY, except as FHWY may designate from Royalty payments it may receive.  In addition, the Parties agree that any monies of FITT that are not used to pay the Royalty shall remain the sole property of FITT.

FITT will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to the FITT’s performance of the Operating Services for the Products.

10.         FHWY’S COMPENSATION PAYABLE TO FITT

It is understood by the Parties that, in its performance of the Operating Services, FITT must raise capital and may incur losses.  In order to incentivize FITT to perform the Operating Services, FHWY agrees to issue to FITT 5,000,000 of its common shares, which shares will carry a standard Rule 144 restriction.  FITT has indicated it intends to use the 5,000,000 shares to incentivize FITT investors or providers of credit lines or product financing to FITT.  The shares will be issued as of the date of the Agreement and will be immediately vested.

11.         CONFIDENTIAL INFORMATION

FHWY and FITT acknowledge that each will have access to proprietary information regarding the business operations of the other and agree to keep all such information secret and confidential and not to use or disclose any such information to any individual or organization without the non-disclosing Parties prior written consent.  It is hereby agreed that from time to time FHWY and FITT may designate certain disclosed information as confidential for purposes of this Agreement.

12.         INDEMNIFICATION

Each Party (the “Indemnifying Party”) agrees to indemnify, defend, and hold harmless the other Party (the “Indemnified Party”) from and against any and all claims, damages, and liabilities, including any and all expense and costs, legal or otherwise, caused by the negligent act or omission of the Indemnifying Party, its subcontractors, agents, or employees, incurred by the Indemnified Party in the investigation and defense of any claim, demand, or action arising out of the work performed under this Agreement; including breach of the Indemnifying Party of this Agreement.  The Indemnifying Party shall not be liable for any claims, damages, or liabilities caused by the sole negligence of the Indemnified Party, its subcontractors, agents, or employees.

The Indemnified Party shall notify promptly the Indemnifying Party of the existence of any claim, demand, or other matter to which the Indemnifying Party’s indemnification obligations would apply, and shall give them a reasonable opportunity to settle or defend the same at their own expense and with counsel of their own selection, provided that the Indemnified Party shall at all times also have the right to fully participate in the defense.  If the Indemnifying Party, within a reasonable time after this notice, fails to take appropriate steps to settle or defend the claim, demand, or the matter, the Indemnified Party shall, upon written notice, have the right, but not the obligation, to undertake such settlement or defense and to compromise or settle the claim, demand, or other matter on behalf, for the account, and at the risk, of the Indemnifying Party.

The rights and obligations of the Parties under this Article shall be binding upon and inure to the benefit of any successors, assigns, and heirs of the Parties.

13.         MISCELLANEOUS

(A)         This Agreement shall be constructed and interpreted in accordance with and the governed by the laws of the State of California.

(B)         The Parties agree that the Courts of the County of Orange, State of California shall have sole and exclusive jurisdiction and venue for the resolution of all disputes arising under the terms of this Agreement and the transactions contemplated herein.

(C)         ARBITRATION OF DISPUTES.

ANY CONTROVERSY OR CLAIM RELATING TO OR ARISING OUT OF THIS AGREEMENT SHALL BE SETTLED IN ORANGE COUNTY, CALIFORNIA BY ARBITRATION IN ACCORDANCE WITH JAMS ARBITRATION RULES APPLICABLE TO EMPLOYMENT DISPUTES (THE “JAMS RULES”).  JUDGMENT UPON THE AWARD RENDERED BY THE ARBITRATOR(S) MAY BE ENTERED IN ANY COURT HAVING JURISDICTION.  ALL PARTIES TO THE ARBITRATION SHALL BE ENTITLED TO THE FULL RANGE OF DISCOVERY PROVIDED UNDER CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1283.05.

THIS AGREEMENT IS GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, IRRESPECTIVE OF CALIFORNIA’S CHOICE-OF-LAW PRINCIPLES.

BY SIGNING THIS AGREEMENT THE PARTIES ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THIS AGREEMENT DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND ARE GIVING UP ANY RIGHTS THEY MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL.  BY SIGNING THIS AGREEMENT THE PARTIES ARE GIVING UP THEIR JUDICIAL RIGHTS TO APPEAL.  IF EITHER PARTY REFUSES TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, THEY MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. THE PARTIES AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

(D)         This Agreement shall inure to the benefit of the Parties hereto, their administrators and successors in interest.  This Agreement shall not be assignable by either Party hereto without the prior written consent of the other; which will not be unreasonably withheld.

(E)         This Agreement contains the entire understanding of the Parties and supersedes all prior agreements between them.

(F)         No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the Parties.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the Party making the waiver.

(G)         If any provision hereof is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable.  This Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

IN WITNESS WHEREOF, the Parties hereto have placed their signatures hereon on the day and year first above written.

COMPANY:	SERVICE PROVIDER:

FITT HIGHWAY PRODUCTS, INC.	F.I.T.T. ENERGY PRODUCTS, INC.
a Nevada corporation	a Nevada corporation

/s/ Derek Jones	/s/ Michael R. Dunn
By: Derek Jones	By: Michael R. Dunn
Its: Director	Its: Chief Executive Officer

EXHIBIT A
DESCRIPTION OF OPERATING SERVICES

The Operating Services to be performed by FITT will be those operating services related to the financing, production, marketing and distribution of the Products, and shall include, but not be limited to, the following pursuant to the terms of this Agreement;

1.	Produce the Products (the current product is “F.I.T.T. Energy With Resveratrol”)
a.	Arrange for production of product formula (currently owned and produced by Wellington Foods) to meet estimated sales needs.
b.	Arrange for production of labels and boxes to meet estimated sales needs.
2.	Develop marketing and promotion programs that will allow for sales activity and enhance branding opportunities for the Products.
a.	Direct Response Television – create and implement marketing and ad programs for the general television audience (such programs being commonly referred to as informercials).
b.	General internet marketing – create and implement marketing and ad programs directed to the general internet audience.
c.	Fitness Centers and Health Clubs – create and implement marketing and ad programs to be used to target clients of Fitness Centers and Health Clubs.
d.	High Schools, Colleges, Charities – create and implement marketing and ad programs to be used to attract business from patrons of High Schools, Colleges and Charities.
3.	Create compensation programs for affiliates and independent sales people associated with marketing targets identified in 2 above.
4.
Arrange for scheduling and delivery of the Products to a fulfillment center (for further delivery to end user customer) or to appropriate customer.  The fulfillment center currently used is Thill Logistics.

5.	Arrange for use of merchant accounts for the processing of customer credit cards for sales of the Products.
6.	Collect proceeds from sales of the Products.
7.	Pay to FHWY $0.05 (5 cents) per bottle sold of the Products as per Section 9 of this Agreement.
8.	Pay all operating expenses related to the production, marketing and distribution of the Products.
9.	Record in FITT’s books and records all assets and liabilities as well as all sales, cost of sales, and operating expenses related to the Products.
10.	Prepare periodic financial reports related to the financing, production, marketing and distribution of the Products.